PUT OPTION AGREEMENT

between

XL CAPITAL LTD

and

MANGROVE BAY TRUST

Dated July 11, 2003

Preamble

     This Put Option Agreement, dated as of July 11, 2003 (the "Agreement"), is by and between XL Capital Ltd, a Cayman Islands exempted limited company (the "Counterparty"), and Mangrove Bay Trust, a Delaware statutory trust (the "Trust").

Recitals

     WHEREAS, the Counterparty is authorized to and has reserved for issue 20,000,000 Series C Cumulative Preference Ordinary Shares, par value U.S. $0.01 per share, with a liquidation preference of $25 per share, having an aggregate liquidation preference as of the date hereof of U.S. $500,000,000, as the same may be adjusted from time to time as provided herein, designated "XL Capital Preference Ordinary Shares, Series C" (the "Shares"), which Shares shall not be registered with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, on or before the Voluntary Put Option Payment Date or the Deemed Put Option Payment Date in connection with an exercise of the Put Option in respect of 100% of the Available Liquidation Preference (as such terms are defined below), and may, but are not required to be, so registered thereafter;

     WHEREAS, the Counterparty and the Trust desire to enter into a binding agreement pursuant to which the Counterparty will have the right to issue and sell the Shares to the Trust, and the Trust will have an obligation to purchase the Shares upon the Counterparty's exercise of its option and upon the other terms and conditions agreed upon by the parties; and

     WHEREAS, the Trust hereby acknowledges having paid to the Counterparty, and the Counterparty hereby acknowledges having received from the Trust, cash in an amount equal to U.S. $200,000, as a prepayment of that portion of the purchase price for the Shares equal to the aggregate par value of the Shares (the "Put Option Exercise Price Prepaid Amount").

     NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions; Interpretation

1.1
The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, clause or other subdivision, and references to "Sections" refer to Sections of this Agreement except as otherwise expressly provided.

1.2	In this Agreement:

"ABC Securities" has the meaning set forth in the Declaration.

"Accrued Interest on Sale" has the meaning set forth in Part 3 (Interest and Principal) of the Standard Terms of Asset Transactions.

"Agreement" has the meaning set forth above in the Preamble.

"Appreciation Account" has the meaning set forth in the Declaration.

"Asset Amount" has the meaning set forth in Part 3 (Interest and Principal) of the Standard Terms of Asset Transactions.

"Assets" has the meaning set forth in Part 2 (General Terms of Each Asset Transaction) of the Standard Terms of Asset Transactions.

"Asset Master Agreement" means the ISDA Master Agreement (including the Schedule thereto), dated as of July 11, 2003, between the Asset Swap Counterparty and the Trust and, for certain limited purposes, the Grantor, as the same may be amended or restated from time to time.

"Asset Swap Arrangement" has the meaning set forth in the Declaration; provided that terms defined by reference to the Asset Swap Arrangement in this Agreement shall have the meanings given to such terms in the Asset Swap Arrangement as of the date of this Agreement, unless the Counterparty consents in writing to the use of a different meaning as set forth in an amendment to this Agreement.

"Asset Swap Counterparty" has the meaning set forth in the Declaration.

"Asset Swap Repricing Event" has the meaning set forth in the Declaration.

"Asset Transaction" has the meaning set forth in Part 1 (Option of Party A to Enter Into Asset Transactions) of the Standard Terms of Asset Transactions.

"Asset Transaction Confirmation" has the meaning set forth in Part 1 (Option of Party A to Enter Into Asset Transactions) of the Standard Terms of Asset Transactions.

"Assignment Agreement" has the meaning set forth in the Declaration; provided, that terms defined by reference to the Assignment Agreement in this Agreement shall have the meanings given to such terms in the Assignment Agreement as of the date of this Agreement, unless the Counterparty consents in writing to the use of a different meaning as set forth in an amendment to this Agreement.

"Available Liquidation Preference" has the meaning set forth in Section 3.5.

"Business Day" has the meaning set forth in the Declaration.

"Cash Settlement Amounts" has the meaning set forth in Part 6 (Cash Settlement) of the Standard Terms of Asset Transactions.

"Ceding Insurer" has the meaning set forth in the Declaration.

"Change in Tax Law" means (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after July 3, 2003. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) the Cayman Islands or any political subdivision or governmental authority of or in the Cayman Islands with the power to tax, (b) any jurisdiction from or through which the Counterparty or its paying agent is making payments on the Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, or (c) any other jurisdiction in which the Counterparty or its Successor Company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

"Closing Date" means the date of this Agreement.

"Counterparty" has the meaning set forth above in the Preamble.

"Counterparty Promissory Note" means the promissory note, dated as of July 11, 2003, by the Trust in favor of the Counterparty in the aggregate initial principal amount of $200,000.

"Credit Support Annex" has the meaning set forth in the Asset Swap Arrangement.

"Declaration" means the Declaration of Trust of the Trust, dated as of May 22, 2003, as the same may be amended or restated from time to time, provided that terms defined by reference to the Declaration in this Agreement shall have the meanings given to such terms in the Declaration as of the date of this Agreement, unless the Counterparty consents in writing to the use of a different meaning as set forth in an amendment to this Agreement.

"Deemed Interest Payment Upon Draw" means, with respect to any Asset subject to an Asset Transaction or portion thereof that is Drawn, an amount of Interest that is deemed to have been received by the Regulation 114 Trust for purposes of the Asset Swap Arrangement, in an amount equal to the sum of:

(1)	the portion, stated as a dollar amount, of the Market Value, determined as of the Deemed Put Option Payment Date, of the Drawn portion of the Asset that is attributable to accrued interest; and
(2)	the amount of any interest and other income received in cash by the Ceding Insurer with respect to the Drawn portion of the Asset from and including the date of the Draw to but excluding the Deemed Put Option Payment Date.

"Deemed Put Option Payment Date" has the meaning set forth in Section 3.2(d).

"Designated Asset Percentage" means, with respect to an exercise in part of the Put Option (other than where the Put Option has been exercised previously), the following amount, expressed as a percentage:

(1/2 * ALP) - Drawn

Desig.

Where:

ALP	=	The Available Liquidation Preference immediately prior to the exercise (or the Draw or other event giving rise to such exercise, in the case of a deemed exercise);

Drawn	=	The total Asset Amount of the Drawn Assets; and

Desig.	=	The total Asset Amount of the Designated Assets in connection with such Draw.

"Designated Assets" has the meaning set forth in Part 5 (Procedures Upon Partial Exercise of Options Under Put Agreement) of the Standard Terms of Asset Transactions.

"Distribution Date" has the meaning set forth in the Declaration.

"Distribution Period" has the meaning set forth in the Certificate of Designation of the ABC Securities attached to the Declaration as Appendix A.

"Draw" or "Drawn" means all or a portion of any Asset (to the extent held in the Regulation 114 Trust) is drawn by the Ceding Insurer from the Regulation 114 Trust pursuant to Section 4.l of the Regulation 114 Trust Agreement or any other provision thereof (except to the extent that the Assets so drawn are paid to the Trust on or prior to the Business Day following the date of such draw).

"Fixed Rate" means 6.102% per annum.

"Fixed Rate Period" means the period from and including the Closing Date to and including July 15, 2013 (or, if such day is not a Business Day, the next Business Day).

"Floating Rate" means, with respect to any Distribution Period, a per annum rate equal to the sum of (i) the Three-Month LIBOR Rate (as defined in the Certificate of Designation attached to the Declaration as Appendix A) for such Distribution Period plus (ii) the Floating Rate Spread Percentage.

"Floating Rate Period" means, unless the Final Termination Date occurs prior to July 15, 2013 or, if such day is not a Business Day, the next Business Day (in which case the Floating Rate Period shall not be applicable), the period from and including the day immediately following the last day of the Fixed Rate Period to but excluding the earlier of July 15, 2033 (or, if such day is not a Business Day, the next Business Day) and the Final Termination Date.

"Floating Rate Spread Percentage" means 3.145%.

"Grantor" has the meaning set forth in the Declaration.

"Interest" has the meaning set forth in Part 3 (Interest and Principal) of the Standard Terms of Asset Transactions.

"Interest Payments" has the meaning set forth in Part 4 (Interest Payments) of the Standard Terms of Asset Transactions.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Par Value" means, with respect to the Shares, U.S.$0.01 per share.

"Pass-Through Trust" has the meaning set forth in the Declaration.

"Put Notice" means a written notice substantially in the form attached hereto as

Annex A.

"Put Option" has the meaning set forth in Section 2.1.

"Put Option Premium" has the meaning set forth in Section 5.1(b).

"Put Option Premium Rate" has the meaning set forth in Section 5.1(a)(i)(A).

"Put Option Premium Calculation Amount" means, on any day, the Available Liquidation Preference plus $1,000.

"Put Option Premium Certificate" has the meaning set forth in Section 5.2.

"Put Option Exercise Price" means the amount that is due and payable in connection with an exercise of the Put Option, which amount is equal to:

(A)	in the case of an exercise of the Put Option in full or, if the Put Option is exercised in part, in the case of the second partial exercise of the Put Option:
	(1)	the sum of:
(i)	the amount of the aggregate cash proceeds received by the Trust and/or the Regulation 114 Trust in respect of the sale of all of the Assets pursuant to Part 6 (Cash Settlement) of the Standard Terms of Asset Transactions; and

		(ii)	the aggregate net Cash Settlement Amount, if any, required to be paid by the Asset Swap Counterparty to the Trust pursuant to all of the Asset Transactions (whether or not actually paid); minus
	(2)	the sum of:
		(i)	the aggregate net Cash Settlement Amount required to be paid by the Trust to the Asset Swap Counterparty pursuant to all of the Asset Transactions (whether or not actually paid);
		(ii)	an amount equal to any Deemed Interest Payment Upon Draw; and
		(iii)	the Put Option Exercise Price Prepaid Amount; and
(B)	if the Put Option is exercised in part, in the case of the first partial exercise of the Put Option:
	(1)	the sum of:
(i)	the Designated Asset Percentage of the amount of the aggregate cash proceeds received by the Trust and/or the Regulation 114 Trust in respect of the sale of the Designated Assets pursuant to Part 6 (Cash Settlement) of the Standard Terms of Asset Transactions;

		(ii)	the aggregate net Cash Settlement Amount, if any, required to be paid by the Asset Swap Counterparty to the Trust pursuant to the

Asset Transactions relating to any Drawn Assets (whether or not actually paid); and

(iii)	the aggregate net Cash Settlement Amount, if any, required to be paid by the Asset Swap Counterparty to the Trust pursuant to the Asset Transactions relating to any Designated Assets (whether or not actually paid) multiplied by the Designated Asset Percentage; minus

(2)	the sum of:
(i)	the aggregate net Cash Settlement Amount, if any, required to be paid by the Trust to the Asset Swap Counterparty pursuant to the Asset Transactions relating to any Drawn Assets (whether or not actually paid);

(ii)	the aggregate net Cash Settlement Amount, if any, required to be paid by the Trust to the Asset Swap Counterparty pursuant to the Asset Transactions relating to any Designated Assets (whether or not actually paid) multiplied by the Put Option, the Designated Asset Percentage;

	(iii)	an amount equal to any Deemed Interest Payment Upon Draw; and
	(iv)	one-half of the Put Option Exercise Price Prepaid Amount.

"Put Option Exercise Price Prepaid Amount" has the meaning set forth in the Recitals to this Agreement.

"Rate Swap Arrangement" has the meaning set forth in the Declaration.

"Rate Swap Arrangement Confirmation" means the confirmation entered into in connection with, and comprising a part of, the Rate Swap Arrangement.

"Register of Members" means the Counterparty's Register of Members.

"Regulation 114 Trust" has the meaning set forth in the Declaration.

"Regulation 114 Trust Agreement" means the agreement dated as of July 11, 2003, among the Grantor, as grantor, the Ceding Insurer, as beneficiary, and The Bank of New York, as trustee, pursuant to which the Regulation 114 Trust was established, as the same may be amended or restated from time to time.

"Required Counterparty Ratings" has the meaning set forth in Part 1(h)(ii) of the Asset Master Agreement.

"Required Put Option Premium Rate" means, with respect to any Asset Swap Repricing Event, a rate (which may be positive or negative) equal to:
(i)	with respect to the Fixed Rate Period:
	(A)	the Fixed Rate (as defined in this Section 1.2); minus
	(B)	the sum of:
(x) 3.93%; plus
(y)	the Spread (as adjusted in connection with such Asset Swap Repricing Event pursuant to and in accordance with Section 13.7 of the Declaration) (or, if the Spread is negative, minus the absolute value of the Spread); and

(ii)	with respect to the Floating Rate Period:
	(A)	the Floating Rate Spread Percentage (as defined in this Section 1.2); minus
(B)	the Spread (as adjusted in connection with such Asset Swap Repricing Event pursuant to and in accordance with Section 13.7 of the Declaration) (or, if the Spread is negative, plus the absolute value of the Spread).

"S&P" means Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc., or any successor thereto.

"Shares" has the meaning set forth in the Recitals to this Agreement.

"Spread" has the meaning set forth in Part 9 of the Standard Terms of Asset Transactions.

"Standard Terms of Asset Transactions" has the meaning set forth in the Asset Swap Arrangement.

"Successor Company" means an entity formed by a consolidation, merger or amalgamation involving the Counterparty or an entity to which the Counterparty conveys, transfers or leases substantially all of its properties and assets.

"Trust" has the meaning set forth above in the Preamble.

"Trust Assets" has the meaning set forth in Part 2 (General Terms of Each Asset Transaction) of the Standard Terms of Asset Transactions.

"Trustee" has the meaning set forth in the Declaration.

"Valuation Date" has the meaning set forth in Paragraph 13(c) of the Credit Support Annex.

"Voluntary Put Option Payment Date" has the meaning set forth in Section 3.2(a).
In this Agreement, any reference to a "company" shall be construed so as to include any corporation, trust, partnership, limited liability company or other legal entity, wheresoever incorporated or established.

1.3		In this Agreement, save where the contrary is indicated, any reference to:
(a)	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with its terms; and

	(b)	a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.
1.4		In this Agreement, any definition shall be equally applicable to both the singular and plural forms of the defined terms.

2.		Put Option; Term
2.1		In consideration of the payment of the Put Option Premium, the Trust hereby grants to the Counterparty the absolute, irrevocable and unconditional right to require the Trust to purchase the Shares on the terms set forth in this Agreement. Such right is referred to herein as the "Put Option."

2.2		Subject to Section 2.3, this Agreement shall remain in effect until the earliest to occur of the following:

	(a)	July 15, 2033 (or, if such day is not a Business Day, the next Business Day);

	(b)	A Final Termination Date (as defined in Part 1(l) of the Schedule to the Asset Master Agreement) (unless the Final Termination Date results from a Party A Termination (as defined in Part 1(l)(vii) of the Schedule to the Asset Master Agreement) where the Asset Swap Counterparty is not replaced pursuant to Section 13.7 of the Declaration, in which case this Agreement shall remain in effect until the 30th day following such Final Termination Date);

	(c)	The date on which the Counterparty takes or elects to take any action to amend (i) the Counterparty's Memorandum of Association, (ii) the Counterparty's Articles of Association or (iii) the resolutions establishing the terms and preferences of the Shares, in each case in a manner that would adversely affect the rights of the holders of the Shares, without the prior consent of the Trust (acting at the direction of the holders of the ABC Securities pursuant to Section 13.4(b) of the Declaration); provided that as of such date, the Counterparty has not issued any Shares pursuant to this Agreement (and, for avoidance of doubt, this subsection (c) shall not apply after any Shares have been issued);

	(d)	The fifth Business Day following the first Distribution Date occurring on or after July 15, 2013 subsequent to the provision of written notice by the Counterparty to the Trust stating that the Counterparty is terminating this Agreement so long as payment of the Put Option Premium accrued through the effective date of such termination has been paid in full. Delivery of a termination notice by the Counterparty pursuant to this Section 2.2(d) shall be irrevocable (and may not be given with respect to any Distribution Date prior to July 15, 2013);

	(e)	On or after July 15, 2013, if the Counterparty fails to pay the Put Option Premium when due and does not cure the default, including the payment of interest accrued thereon within five (5) Business Days thereafter, the first Business Day after the expiration of such cure period;

	(f)	The Voluntary Put Option Payment Date or the Deemed Put Option Payment Date in respect of a voluntary or deemed automatic exercise in full of the Put Option, as the case may be, so long as the Put Option Exercise Price is paid in full and the Shares are delivered to the Trust in accordance with this Agreement; and

	(g)	The date on which the liquidation of the Trust is commenced, so long as all required payments under this Agreement have been made.

2.3	Notwithstanding Section 2.2:
(a)	At any time during the Fixed Rate Period, provided that there already has been an exercise in part of the Put Option (whether due to a voluntary or a deemed automatic exercise), if the Counterparty shall have submitted to holders of its ordinary shares a proposal for (i) an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving the Counterparty that requires, or (ii) any other matter that, as a result of any change in Cayman Islands law (whether by enactment or official interpretation) after the date of this Agreement requires, in the case of either (i) or (ii), a vote of the holders of the Shares at the time outstanding, voting separately as a single class (alone or with one or more class or series of preference ordinary shares), then the Counterparty will have the right to terminate this Agreement upon four Business Days prior written notice to the Trust and the Asset Swap Counterparty, so long as payment of the Put Option Premium accrued through the effective date of such termination has been paid in full;

(b)	If, at any time, there is a Change in Tax Law that would require the Counterparty or any Successor Company to pay additional amounts with respect to any Shares, and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to the Counterparty or any Successor Company, then the Counterparty will have the right to terminate this Agreement upon four Business Days prior written notice to the Trust and the Asset Swap Counterparty, so long as payment of the Put Option Premium accrued through the effective date of such termination has been paid in full; and

(c)	At any time during the Fixed Rate Period, if any action is taken to commence a winding up, liquidation or an insolvency-related reorganization of the Counterparty (including, without limitation, the serving on the Counterparty of a statutory demand requiring the Counterparty to pay a sum due and the calling of a meeting of the shareholders of the Counterparty), then the Counterparty will have the right to terminate this Agreement, subject to applicable law, upon four Business Days prior written notice to the Trust and the Asset Swap Counterparty, so long as payment of the Put Option Premium accrued through the effective date of such termination has been paid in full, provided that, if an event described in Section 3.2(d)(vi) occurs prior to the second Business Day after the Counterparty delivers written notice pursuant to this Section 2.3(c), then the Counterparty's right to terminate this Agreement shall cease immediately and there will be a deemed automatic exercise of the Put Option in accordance with Section 3.2(d).

2.4	Notwithstanding any other part of this Section 2, any termination pursuant to Section 2.2 or Section 2.3 (other than pursuant to Section 2.2(f)) shall not become effective unless and until all of the Assets are released to the ABC Trust from the Regulation 114 Trust. The parties acknowledge that, if the Assets are not released on or prior to the date of the applicable event described in Section 2.2 or Section 2.3,there will be a deemed automatic exercise of the Put Option in full pursuant to Section 3.2(d)(vi) prior to the effective date of the termination of this Agreement.

2.5	Upon termination of this Agreement pursuant to Section 2.2 where the Put Option has not been exercised in full, the Counterparty shall return to the Trust (i) if the Put Option has not been previously exercised, the Put Option Exercise Price Prepaid Amount and (ii) if the Put Option has been previously exercised in part, one-half of the Put Option Exercise Price Prepaid Amount.
3.	Exercise of Put Option
3.1	The Trust agrees that it shall, upon exercise of the Put Option as provided in Section 3.2, purchase the Shares from the Counterparty for a purchase price equal to the Put Option Exercise Price. The Put Option Exercise Price shall be payable on the Voluntary Put Option Payment Date or the Deemed Put Option Payment Date (each as defined below), as the case may be.

3.2	(a) Voluntary Exercise. The Counterparty may exercise the Put Option at any time upon four (4) Business Days' prior written notice after the date hereof and prior to the termination of this Agreement by providing a Put Notice to the Trust (with a copy to the Asset Swap Counterparty), specifying a payment date (the "Voluntary Put Option Payment Date"), which shall be the fourth (4th) Business Day after receipt of the Put Notice by the Trust (provided, that if a Final Termination Event (as defined in Part 1(l) of the Schedule to the Asset Master Agreement) occurs on or prior to the fourth (4th) Business Day after delivery of the Put Notice, then the Voluntary Put Option Payment Date shall be the Final Termination Date).

(b)	An exercise of the Put Option pursuant to Section 3.2(a) may be made either (i) in full or (ii) in part, provided that a partial exercise of the Put Option, if it is the first partial exercise, must be for an amount equal to 50% of the Available Liquidation Preference on the date of such exercise; and any subsequent exercise must be for the full Available Liquidation Preference remaining on the date of such exercise.

(c) Any notice of exercise provided pursuant to Section 3.2(a) shall be irrevocable.
(d)	Deemed Automatic Exercise. The Put Option will be deemed automatically exercised by the Counterparty upon the occurrence of any of the following events, in which case the payment date (the "Deemed Put Option Payment Date") shall be the fourth (4th) Business Day following the date on which notice of the occurrence of such event has been received by the Asset Swap Counterparty and, solely in the case of clause (v) below, the Counterparty (provided,that if a Final Termination Event occurs on or prior to the fourth (4th) Business Day after the occurrence of the event giving rise to such Deemed Put Option Payment Date, then the Deemed Put Option Payment Date shall be the Final Termination Date):

(i)	if, prior to July 15, 2013, the Counterparty fails to pay the Put Option Premium when due and does not cure such payment default, including the payment of interest accrued thereon, within five (5) Business Days thereafter;

(ii)	if the Counterparty fails to make a payment due under the Rate Swap Arrangement and does not cure the payment default, including the payment of interest accrued thereon, within five (5) Business Days thereafter;

(iii)	if the rating of the senior unsecured indebtedness of the Counterparty is reduced below "BBB-" by S&P or below "Baa3" by Moody's;
(iv)	a Draw;
(v)	if, at any time, the Regulation 114 Trust fails to (including, without limitation, as a result of the Ceding Insurer's failure to provide its consent) act in accordance with instructions given by the Asset Swap Counterparty with respect to the purchase or sale of an Asset given in accordance with the Asset Swap Arrangement, including without limitation the Standard Terms of Asset Transactions and the Grantor Letter of Instruction (as defined in the Asset Swap Arrangement), and such failure is continuing on the second (2nd) Business Day following the date on which such action was first required to be taken;

(vi)	if, at any time, the Regulation 114 Trust fails to (including, without limitation, as a result of the Ceding Insurer's failure to provide its consent) distribute to the Trust:
(A)	cash in an amount equal to Interest (other than Accrued Interest on Sale) in respect of the Trust Assets on or prior to the last day of the grace period provided under Section 5(a)(i) of the Asset Master Agreement following the date on which a related Interest Payment is required to be made to the Asset Swap Counterparty pursuant to Part 4 (Interest Payments) of the Standard Terms of Asset Transactions or Part 2 (Interest Payments) of the Confirmation entered into between Party A and Party B in the form set forth as Exhibit A-1 to the Schedule to the Asset Master Agreement;

	(B)	cash or other Assets on or prior to the last day of the grace period provided under Part 1(e)(iv) of the Schedule to the Asset Master

Agreement following the date on which such cash or other Assets are required to be deposited into the Appreciation Account pursuant to the Credit Support Annex to the Asset Swap Arrangement;
(C)	cash in an amount equal to the Cash Settlement Amounts and Accrued Interest on Sale required to be paid with respect to any Assets (other than Drawn Assets) from Trust Assets pursuant to Part 6 (Cash Settlement) and Part 10 (Weekly Release of Cash Settlement Amounts and Certain Interest Payments) of the Standard Terms of Asset Transactions on or prior to the last day of the grace period provided under Section 5(a)(i) of the Asset Master Agreement following the date on which such payments are required to be made pursuant toPart 6 (Cash Settlement) or Part 10 (Weekly Release of Cash Settlement Amounts and Certain Interest Payments), as the case may be, of the Standard Terms of Asset Transactions;

(D)	upon an exercise in part of the Put Option pursuant to Section 3.2(a) or Section 3.2(d), as the case may be, an amount of cash equal to the Asset Amount of the Assets designated or deemed to be designated as Designated Assets pursuant to Part 5 (Procedures Upon Partial Exercise of Option Under Put Agreement) of the Standard Terms of Asset Transactions on or prior to the last day of the grace period provided under Section 5(a)(i) of the Asset Master Agreement following the Voluntary Put Exercise Date or the Deemed Put Option Exercise Date, as the case may be; or

(E)	all of the Trust Assets (x) upon the occurrence of a liquidation or termination of the Regulation 114 Trust Agreement or (y) on or prior to the last day of the grace period provided under Section 5(a)(i) of the Asset Master Agreement following the Final Termination Date; and

(vii)	if:
	(A)	a special resolution of the Counterparty requiring the Counterparty to be wound up voluntarily is passed;
	(B)	a petition for the winding up of the Counterparty is filed with the Grand Court of the Cayman Islands; or

(C)	an order is made by the Grand Court of the Cayman Islands for the summoning of a meeting of the creditors of the Counterparty or any class of them or the members of the Counterparty or any class of them, to agree to any compromise or arrangement between the Counterparty and its creditors or any class of them or between the Counterparty and its members or any class of them;

provided that, upon an exercise of the Put Option due to an event described in this Section 3.2(d)(vii), the Put Option will have been deemed automatically exercised and 100% of the Shares that may be put to the Trust under this Agreement at such time (which, for the avoidance of doubt, shall have an aggregate liquidation preference equal to 100% of the Available Liquidation Preference) will be deemed to have been issued to the Trust immediately prior to the occurrence of such event.

(e)	An exercise of the Put Option pursuant to Section 3.2(d) will be deemed to be an exercise in full; provided, however, that an exercise pursuant to Section 3.2(d)(iv) at a time when there has been no previous voluntary or deemed automatic exercise of the Put Option and where the aggregate Asset Amount (as defined in Part 3(Interest and Principal) of the Standard Terms of Asset Transactions) of the Drawn Assets is less than or equal to 50% of the aggregate Asset Amount of all of the Assets at the time of such Draw, will be deemed to be an exercise in part, in an amount equal to 50% of the Available Liquidation Preference on such date.

(f)	The Counterparty shall promptly notify the Trust and the Asset Swap Counterparty upon the occurrence of an event described in Section 3.2(d)(iii), (iv), or (vii) stating the date on which the event occurred and the Deemed Put Option Payment Date. The Trust shall promptly notify the Counterparty and the Asset Swap Counterparty upon the occurrence of an event described in Section 3.2(d)(v) stating the date on which the event occurred and the Deemed Put Option Payment Date. A notice delivered in accordance with this Section 3.2(f) upon the occurrence of an event described in Section 3.2(d)(iv) shall specify (i) the aggregate Asset Amount of the Assets Drawn and (ii) the date on which such Assets were Drawn. The failure of the Counterparty to deliver the notice required by this Section 3.2(f) shall not relieve the Counterparty of any of its obligations under this Agreement.

3.3	(a)	Subject to the satisfaction of the obligations contained in Section 3.3(b), on the Voluntary Put Option Payment Date or Deemed Put Option Payment Date, as the case may be, the Counterparty will cause to be delivered and issued to the Trust 100% of the Shares that may be put to the Trust under this Agreement at such time (which, for the avoidance of doubt, shall have an aggregate liquidation preference equal to 100% of the Available Liquidation Preference), in the event of an exercise in full, or 50% of the Shares (which, for the avoidance of doubt, shall have an aggregate liquidation preference equal to 50% of the Available Liquidation Preference) that may be put to the Trust under this Agreement at such time, in the event of an exercise in part, and shall take all other actions necessary to issue and deliver such Shares.

(b)	If the Put Option is exercised (whether pursuant to Section 3.2(a) or Section 3.2(d)), then on the Voluntary Put Option Payment Date or the Deemed Put Option Payment Date, as the case may be, the Trust will deliver to the Counterparty cash in an amount equal to the Put Option Exercise Price; provided, that if the Put Option Exercise Price is negative, the Counterparty shall pay such amount to the Trust. The aggregate Asset Amount of any Assets Drawn will be considered a portion of the consideration received by the Counterparty in exchange for the Shares (which consideration, for avoidance of doubt, has been reflected as a reduction to the Put Option Exercise Price as defined in this Agreement and shall not result in further reduction of such amount).

(c)	The Shares issued and delivered pursuant to this Section 3.3 and registered in the Counterparty's Register of Members shall be duly authorized, validly issued, fully paid and non-assessable and shall be delivered free and clear of any defect in title, together with all transfer and registration documents (or all notices, instructions or other communications) and the payment of any transfer taxes as are necessary to convey title to the Shares to the Trust (or its nominee).

3.4	Payment of the Put Option Exercise Price on the Voluntary Put Option Payment Date or the Deemed Put Option Payment Date shall be subordinate in right of payment to the prior payment in full in cash of all net amounts due by the Trust to the Asset Swap Counterparty under the Asset Swap Arrangement on such date. The subordination contained in this Section 3.4 is for the benefit of the Asset Swap Counterparty, who may enforce this Section 3.4 to the same extent as if it were a party to this Agreement.

3.5	Available Shares. Commencing on the Closing Date, the Counterparty will have the absolute, irrevocable and unconditional right to sell to the Trust pursuant to Section 3.2 Shares having an aggregate liquidation preference equal to $500,000,000 (as adjusted from time to time in accordance with this Section 3.5, the "Available Liquidation Preference"). The Available Liquidation Preference shall be subject to reduction in the manner set forth in subsections (a) and (b) below.

(a)	Upon a partial exercise of the Put Option, the Available Liquidation Preference shall be reduced by the amount of the aggregate liquidation preference of the Shares issued to the Trust in connection with such partial exercise. Any such reduction shall be effective for all purposes of this Agreement, the Asset Swap

Arrangement and the Rate Swap Arrangement, as of the Deemed Put Option Payment Date or Voluntary Put Option Payment Date, as the case may be.
(b)	Upon an exercise in full of the Put Option, the Available Liquidation Preference shall be reduced to zero, effective as of the related Deemed Put Option Payment Date or Voluntary Put Option Payment Date, as the case may be.

4.	Set Off
4.1	The Trust shall be entitled to set off any amounts (or, in the case of the Rate Swap Arrangement, net amounts) due and payable (but not yet paid) by the Trust to the Counterparty on or before the Voluntary Put Option Payment Date or the Deemed Put Option Payment Date, as the case may be, in respect of the Put Option Exercise Price, under the Rate Swap Arrangement (including accrued and unpaid interest on such amounts), the Counterparty Promissory Note. Such amounts may be set off against, and to the extent of, any amounts (or, in the case of the Rate Swap Arrangement, net amounts) due and payable (but not yet paid) by the Counterparty to the Trust on or prior to such date, in respect of the Put Option Premium, under the Rate Swap Arrangement (including accrued and unpaid interest on such amounts) and the Put Option Exercise Price Prepaid Amount (or portion thereof) that is returned by the Counterparty to the Trust pursuant to Section 2.5.
5.	Put Option Premium
5.1	(a)	In consideration for the Trust's agreement to purchase the Shares in accordance with the terms of this Agreement, the Counterparty agrees to pay to the Trust, in U.S. dollars, on the last Business Day of each Distribution Period, an amount equal to the sum of:

	(i)	the product of:
(A)	2.272%, as such rate may be adjusted in connection with an Asset Swap Repricing Event pursuant to and in accordance with Section 13.7 of the Declaration (as so adjusted from time to time and in effect, the "Put Option Premium Rate");

		(B)	the average daily Put Option Premium Calculation Amount for such Distribution Period; and
(C)	a fraction, (x) the numerator of which, with respect to any Distribution Period ending during the Fixed Rate Period, will be 180 (or, (x) in the case of the payment made on the first distribution payment date, 184 and (y) if this Agreement is terminated during the Fixed Rate Period other than on the last day of a Distribution Period, with respect to the payment due on such date, the actual number of days elapsed in the applicable Distribution Period to but excluding such date), and, with respect to any Distribution Period ending during the Floating Rate Period, will be the actual number of days in the Distribution Period, and (y) the denominator of which will be 360; plus

(ii)	the ordinary fees and expenses of the Trust, the Pass-Through Trust and, on behalf of the Grantor, the Regulation 114 Trust incurred during such Distribution Period (including ordinary administrative expenses, such as the fees of the Trustee as set forth in Section 5.1(d) of the Declaration, but excluding any extraordinary, or unanticipated, expenses, such as legal fees relating to litigation involving the Trust or the Pass-Through Trust, all of which shall be borne by the Trust) (as reflected in the Put Option Premium Certificate described below).

(b)	The amount derived in accordance with the formula set forth in Section 5.1(a) shall be known herein as the "Put Option Premium."
5.2	Put Option Premium Certificate. The amount of the Put Option Premium shall be calculated by the Trustee and delivered in writing (the "Put Option Premium Certificate"), substantially in the form attached hereto as Annex B, to the Counterparty prior to 4:00 p.m. New York time on the third Business Day preceding the last Business Day of each Distribution Period. The Put Option Premium Certificate shall set forth any fees and ordinary expenses that were paid or incurred by the Trustee on behalf of the Trust and the trustee of the Pass-Through Trust on behalf of the Pass-Through Trust for the respective Distribution Period, to the extent that such fees and ordinary expenses may be included in the Put Option Premium pursuant to Section 5.1(a)(ii).

5.3	Accrual of Interest on Unpaid Put Option Premium. If the Put Option Premium is not paid on the date on which it is due, interest shall accrue thereon (from and including the original due date for such payment) at a rate equal to the Fixed Rate, during the Fixed Rate Period, and at the Floating Rate, during the Floating Rate Period, in each case calculated on the basis of daily compounding and the actual number of days elapsed, until such Put Option Premium is paid, either directly or by set off as provided in Section 4.1. Upon (i) a Voluntary Put Option Payment Date as a result of an exercise of the Put Option in full or the second partial exercise of the Put Option, or (ii) the date of the termination of this Agreement, any accrued and unpaid Put Option Premium through such date shall be paid in full. The Counterparty's obligation to pay any accrued and unpaid Put Option Premium, including interest accrued thereon, through and including the date on which such amount is paid, shall survive the termination of this Agreement, notwithstanding any provision of Section 7.1 to the contrary.

5.4	Resolution of Disputed Amounts. In the event that the Counterparty disputes in good faith any portion of the Put Option Premium reflected in any Put Option Premium Certificate, the Counterparty shall pay the undisputed portion of the Put Option Premium and shall provide written notice to the Trustee identifying the disputed portion and the nature of the dispute no later than the day on which the Put Option Premium is due. The parties will consult with one another in an attempt to resolve the dispute and, in the event that the dispute cannot be resolved within three (3) Business Days following the date on which the Put Option Premium is due, shall petition a court of competent jurisdiction to resolve the dispute. The disputed portion of such amount shall not be deemed due and payable for purposes of Section 2.2(e), Section 3.2(d)(i) or Section 5.3 until the Business Day following the date on which the parties resolve the dispute or such dispute is resolved by a court of competent jurisdiction (in each case, to the extent that the dispute is resolved in favor of the Trustee). To the extent that any such dispute is resolved in favor of the Trustee, interest shall be deemed to have accrued on such unpaid amount pursuant to Section 5.3 from and after the date on which such amount originally was due, and such interest shall be payable by the Counterparty.

5.5	Additional Payment for Default Interest and Certain Expenses Under Asset Swap Arrangement. In the event that the ABC Trust is required to pay to the Asset Swap Counterparty any interest accrued pursuant to Section 2(e) of the Master Agreement or any amount in respect of expenses pursuant to Section 11 of the Asset Master Agreement or Part 4(l) of the Schedule thereto, the Put Counterparty shall pay an equivalent amount to the Asset Swap Counterparty to the extent that the ABC Trust's obligation to make such payment results from an event described in clauses (v) or (vi) of Section 3.2(d).

6.	Replacement of Asset Swap Counterparty
6.1	In the event that a search for a replacement asset swap counterparty is required by Section 13.7 of the Declaration, within ten (10) days of such event, the Counterparty will seek bids from four major dealers in the swap market with a rating consistent with the Required Counterparty Ratings. The Counterparty will instruct the potential bidders to submit their bids in writing to the Trustee, with a copy to the Counterparty. If all of the bids received by the Trustee specify rates that are less than the Required Put Option Premium Rate, the Counterparty will have the option to:

(i)	agree to increase the Put Option Premium Rate to the Required Put Option Premium Rate (calculated using the highest Spread offered by the bidders), in which case the Trustee will be required to engage the bidder offering the highest Spread as the replacement asset swap counterparty;

	(ii)	exercise the Put Option in full; or

(iii)	have the Trustee reject all of the bids and terminate the Agreement (provided, that prior to any such liquidation, all payments accrued or owing hereunder shall have been paid and the Assets have been released from the Regulation 114 Trust).

6.2	If no potential replacement asset swap counterparties are identified in connection with a search conducted in accordance with Section 13.7 of the Declaration, then the Counterparty will have the option to (i) exercise the Put Option in full or (ii) terminate this Agreement.

6.3	If the Trust engages a replacement asset swap counterparty, the Put Option Premium Rate will be adjusted automatically (if necessary) to be equal to the Required Put Option Premium Rate (and, if the Required Put Option Premium Rate would be less than or equal to zero, then the Put Option Premium Rate will be equal to zero and no Put Option Premium pursuant to Section 5.1(a)(i) will be due (although the Counterparty will continue to be required to pay a Put Option Premium in respect of Section 5.1(a)(ii)).

6.4	The procedures contained in this Section 6 will be performed each time an asset swap counterparty is replaced under the Asset Swap Arrangement in accordance with Section 13.7 of the Declaration.
6.5	In the event that pursuant to Section 13.7 of the Declaration in connection with a Swap Repricing Event the Asset Swap Counterparty:
(i)	is not replaced (either as described in clause (iii) of Section 6.1 or as described in Section 6.2 above), the Counterparty shall reimburse the Trust for the administrative costs of the search for the replacement asset swap counterparty; and

(i)	is replaced, the replacement asset swap counterparty shall reimburse the Trust for the administrative costs of the search for the replacement asset swap counterparty (and the Trust shall require that the replacement asset swap counterparty agree to pay such amount as a condition to becoming the replacement asset swap counterparty).

7.	Obligations Absolute
7.1	Each of the Counterparty and the Trust acknowledges that, provided the other party has complied with the terms of this Agreement, the obligations of the Counterparty and the Trust, as the case may be, undertaken under this Agreement are absolute, irrevocable and unconditional irrespective of any circumstances whatsoever, including any defense otherwise available to the Counterparty or the Trust, respectively, in equity or at law, including, without limitation, the defense of fraud, any defense based on the failure of the

Trust or the Counterparty, respectively, to disclose any matter, whether or not material, to the Counterparty or the Trust, respectively, or any other person, and any defense of breach of warranty or misrepresentation, and irrespective of any other circumstance which might otherwise constitute a legal or equitable discharge or defense of an insurer, surety or guarantor under any and all circumstances. For the avoidance of doubt, the right of the Counterparty to exercise the Put Option shall not be limited by, and shall be without regard to, the compliance or non-compliance of the Trust and the Counterparty with the representations and warranties set forth in Section 10.1 and Section 10.2, whether on the Closing Date or at any time thereafter. Further, the enforceability and effectiveness of this Agreement and the liability of the Counterparty or the Trust and the rights, remedies, powers and privileges of the Counterparty or the Trust under this Agreement shall not be affected, limited, reduced, discharged or terminated, and the Counterparty and the Trust hereby expressly waive, to the fullest extent permitted by applicable law, any defense now or in the future arising by reason of:

	(a)	the illegality, invalidity or unenforceability of all or any part of the Declaration;
	(b)	any action taken by the Counterparty or the Trust expressly provided for herein;
	(c)	any change in the direct or indirect ownership or control of the Counterparty or the Trust or of any shares or ownership interests thereof not in contravention of Section 8.1 hereof; or
	(d)	any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of or for the Counterparty or the Trust;
provided, however, that notwithstanding the provisions of this Section 7.1, neither the Trust nor the Counterparty shall have any further obligations under this Agreement after the termination of this Agreement (other than as expressly provided for herein). In addition, the breach of any covenant made in this Agreement by the Trust shall not terminate this Agreement or limit the rights of the Counterparty hereunder.

7.2	No failure or delay by the Counterparty or Trust in exercising its rights hereunder shall operate as a waiver of its rights hereunder (except as specifically provided in this Agreement, including, without limitation, in respect of the notice periods and payment dates set forth in Section 3.2 and Section 3.3) and, subject to the termination of this Agreement not having occurred, the Counterparty and Trust may continue to exercise their rights hereunder at any time.

8.	Covenants
8.1	Notwithstanding Section 2.2(c), the Counterparty hereby covenants and agrees that, at all times prior to the earlier of the termination of this Agreement or completion of the issuance and sale of any of the Shares to the Trust pursuant to this Agreement, it shall not amend (i) its Memorandum of Association, (ii) its Articles of Association or (iii) the resolutions establishing the terms and preferences of the Shares in a manner that would adversely affect the rights of the holders of Shares, without the prior consent of the Trust (acting at the direction of the holders of the ABC Securities pursuant to Section 13.4(b) of the Declaration). If the Counterparty takes or elects to take any such action that would otherwise require the prior consent of the holders of a majority in face amount of ABC Securities, without obtaining such consent, it shall immediately notify the Trust of such action in writing and this Agreement shall terminate in accordance with the procedures contained in Section 2; provided that, if the Assets are not released from the Regulation 114 Trust upon such termination, there will be a deemed automatic exercise of the Put Option pursuant to Section 3.2(d)(vi) prior to the effectiveness of the termination of this Agreement. Upon the issuance of Shares due to the events described in this Section 8.1, holders of the Shares will have the right to have their Shares redeemed by the Counterparty for cash at a redemption price of U.S.$26 per share plus accrued dividends, if any, to the date of such redemption, and the Shares will have the additional rights, preferences, limitations and other terms contained, and shall be subject to, in the resolutions setting forth the terms and conditions of the Shares.

8.2	The Counterparty hereby covenants and agrees that the Counterparty will not register the Shares with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, on or before the Voluntary Put Option Payment Date or Deemed Put Option Payment Date, as the case may be, and will maintain an adequate reserve of Shares for the issuance thereof in connection with this Agreement.

8.3	The Trust hereby covenants and agrees that, at all times prior to the earlier of the termination of this Agreement or completion of the sale of the Shares to the Trust, pursuant to this Agreement, it shall not amend, restate, revise or otherwise alter the rights, terms and preferences of the ABC Securities whether by operation of merger, reorganization or otherwise, other than in accordance with the Declaration, and it will not register the ABC Securities with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

8.4	The Counterparty hereby covenants and agrees that any Shares delivered to the Trust shall rank, at the time of delivery and issuance, (a) senior to the ordinary shares of the Counterparty and (b) pari passu with the most senior preference ordinary shares of the Counterparty then issued and outstanding. The Counterparty further agrees and covenants that it shall take all action necessary to issue and deliver the Shares upon exercise, including registration in the Counterparty's Register of Members.

9.	This Agreement to Govern
If there is any inconsistency between any provision of this Agreement and any other agreement to which each of the Trust and the Counterparty is a party, the provisions of this Agreement shall prevail to the extent of such inconsistency but not otherwise.

10.	Representations and Warranties
10.1	The Trust represents and warrants to the Counterparty that, as of the date hereof:
	(a)	it is duly organized and validly existing under the Delaware Statutory Trust Act and has the power and authority to own its assets and to conduct the activities which it conducts;
(b)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate (1) any law to which it is subject, (2) any of its constitutional documents or (3) any agreement to which it is a party or which is binding on it or its assets;

(c)	it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)	it will obtain and maintain in effect and comply with the terms of all necessary consents, registrations and the like of or with any government or other regulatory body or authority applicable to this Agreement;

	(e)	it has duly authorized, executed and delivered this Agreement and the Agreement is fully enforceable against it;
	(f)	its obligations under this Agreement are valid, binding and enforceable at law;
(g)	it is not in default under any agreement to which it is a party or by which it or its assets is or are bound and no litigation, arbitration or administrative proceedings are current or pending, which default, litigation, arbitration or administrative proceedings are material in the context of this Agreement;

(h)	it is not necessary or advisable in order to ensure the validity, effectiveness, performance or enforceability of this Agreement that any document be filed, registered or recorded in any public office or elsewhere;

	(i)	no consent, approval, authorization or order of any court or governmental authority, agency, commission or commissioner or other regulatory authority is required for the consummation by the Trust of the transactions contemplated by this Agreement; and
(j)	assuming compliance with the transfer restrictions with respect to the ABC Securities set forth in the Declaration, the Trust is not required to register with Securities and Exchange Commission as an investment company under the States Investment Company Act of 1940, as amended.

10.2	The Counterparty represents and warrants to the Trust that, as of the date hereof:
(a)	it is duly organized and validly existing as an exempted limited company under the laws of the Cayman Islands and has full power and authority to own its assets and to conduct the activities which it conducts;

	(b)	its entry into, exercise of its rights and/or performance of or compliance with obligations under this Agreement do not and will not violate (1) any law, rule, regulation or order to which it is subject, (2) any of its constitutional documents (3) any agreement to which it is a party or which is binding on it or its assets;
(c)	it has the power to enter into, exercise its rights and perform and comply with obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)	it will obtain and maintain in effect and comply with the terms of all necessary consents, registrations and the like of or with any government or other regulatory body or authority applicable to this Agreement;

	(e)	it has duly authorized, executed and delivered this Agreement and the Agreement is fully enforceable against it;
	(f)	its obligations under this Agreement are valid, binding and enforceable at law;
(g)	it is not in default under any agreement to which it is a party or by which it or assets is or are bound or under its Articles or Memorandum of Association and litigation, arbitration or administrative proceedings are current or pending, which default, litigation, arbitration or administrative proceedings are material in the context of this Agreement;

(h)	it is not necessary or advisable in order to ensure the validity, effectiveness, performance or enforceability of this Agreement that any document be filed, registered or recorded in any public office or elsewhere;

(i)	no consent, approval, authorization or order of any court or governmental authority, agency, commission or commissioner or other regulatory authority is required for the consummation by the Counterparty of the transactions contemplated by this Agreement and the sale of the Shares to the Trust pursuant to the terms hereof need not be registered with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended; and

(j)	as of the date hereof the Counterparty has, and as of any Voluntary Put Option Payment Date or Deemed Put Option Payment Date, the Counterparty will have, sufficient authorized share capital to comply with this Agreement, the Shares will be duly authorized for issuance and sale to the Trust pursuant to this Agreement and, when issued, delivered and registered in the Counterparty's Register of Members by the Counterparty pursuant to this Agreement against the applicable payment(s), as prescribed in Section 3.3, the Shares will be validly issued, fully paid and nonassessable; the Shares will conform in all respects to the terms of the Shares set forth in the Resolutions adopted by the Counterparty attached hereto as Annex C and the description of the Shares in the offering memorandum for the Pass-Through Securities dated July 3, 2003; and the Shares will not be subject to preemptive or other similar rights.

11.	Severability
11.1	Any provision of this Agreement which is or becomes illegal, invalid or unenforceable in any jurisdiction may be severed from the other provisions of this Agreement without invalidating the remaining provisions hereof, and any such illegality, invalidity or unenforceability shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

12.	Notices
12.1	Each communication to be made hereunder shall be deemed to have been given (i) five (5) days after deposit of such communication with a reputable national courier service addressed to such party at its address specified below (or at such other address as such party shall specify to the other party hereto in writing) or (ii) when transmitted by facsimile to such party at its facsimile number specified below (or at such other facsimile number as such party shall specify to the other party hereto in writing):

If to the Counterparty at:

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton, Bermuda HM11
Attention: Roderick Gray
Facsimile: (441) 296-6399

Copies to:

Attention: Paul Giordano
Facsimile: (441) 296-4867

If to the Trust at:

The Bank of New York (Delaware)
P.O. Box 6973
White Clay Center
Route 273
Newark, Delaware 19714
Attention: Kristine Gullo
Facsimile: (302) 283-8279

Copies to:

The Bank of New York
Corporate Trust - Dealing and Trading
100 Church Street
New York, New York 10286
Attention: Corporate Trust - Dealing and Trading Group
Facsimile: (212) 437-6157

If to the Asset Swap Counterparty at:

Merrill Lynch International
Telephone: (212) 449-1734
Telecopy: (646) 805-0218
Attention: Marc Zindle, Swaps Group

13.	Counterparts
This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

14.	Benefit of Agreement and Disclaimer
14.1	This Agreement shall enure to the benefit of each party hereto and to the Pass-Through Trust, and each of their respective successors and assigns and transferees; provided that, subject to Section 15.2, neither party hereto may transfer its rights and obligations hereunder, by operation of law or otherwise, without the prior written consent of the party.

15.	Amendment and Assignment
15.1	This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties hereto and the Asset Swap Counterparty. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party.

15.2	Neither the Trust nor the Counterparty may assign its rights or obligations under this Agreement to any other person, except that the Counterparty may assign its rights and obligations under this Agreement to another person as a result of a merger of the Counterparty with such other person, if such person is the surviving entity, or as a result of a sale of all or substantially all of the assets of the Counterparty to such other person such other person expressly assumes all of the rights and obligations of the Counterparty under this Agreement; and immediately following the merger or sale of all or substantially all of its assets, the rating of the preferred stock or the unsecured debt obligations of the other person is at least as high as the credit rating of the Shares or the senior unsecured debt obligations of the Counterparty, as the case may be, immediately prior to the merger or sale.

16.	Governing Law
16.1	THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

17	Jurisdiction

17.1	Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York or the courts of the United States of America located in the Southern District of New York in respect of any action or proceeding arising out of or in connection with this Agreement (and the parties agree not to commence any proceedings except in such courts). Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings in the courts of the State of New York or the courts of the United States of America located in the Southern District of New York and any claim that any Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Trust and the Counterparty agrees that it shall at all times have an authorized agent in the State of New York upon whom process may be served in connection with any proceedings, and each of the Trust and the Counterparty hereby authorizes and appoints the Trustee to accept service of all legal process arising out of or connected with this Agreement in the State of New York and service on such person (or substitute) shall be deemed to be service on the Trust or the Counterparty, as the case may be. Except upon such a substitution, the Trust and the Counterparty shall not revoke any such authority or appointment and shall at all times maintain an agent for service of process in the State of New York. If for any reason such person shall cease to act as agent for the service of process, the Trust and the Counterparty shall promptly appoint another such agent, and shall forthwith notify each other of such appointment. The submission to jurisdiction reflected in this paragraph shall not (and shall not be construed so as to) limit the right of any person to take proceedings in any court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

18.	Limitation of Liability

18.1	It is expressly understood that (a) this Agreement is executed and delivered by The Bank of New York (Delaware), not individually or personally but solely as Trustee, in the exercise of the powers and authority conferred and vested in it under the Declaration, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by The Bank of New York (Delaware), but is made and intended for the purpose of binding only the Trust and (c) under no circumstances shall The Bank of New York (Delaware) be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or the other related documents, except as provided for in the Declaration.

.

19.	Annual Audits

19.1	The parties acknowledge that Section 9.4 of the Declaration provides that the books and records of the Trust shall be audited or reviewed as of the end of each Fiscal Year by an independent accounting firm selected by the Trust. The Trust agrees that the independent accounting firm selected by it shall be subject to the prior written consent of the Counterparty; provided, that the Counterparty hereby consents to McGladrey & Pullen, LLP as the initial independent accounting firm.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as a deed on the day and year first above written.

Executed as a deed for and on behalf of MANGROVE BAY TRUST

By:	The Bank of New York (Delaware), not in its individual capacity but solely as Trustee

By:	/s/ Michael Santino________________
Name:	Michael Santino
Title:	Senior Vice President

Executed as a deed for and on behalf of XL CAPITAL LTD

By:	/s/ Jerry M. de St. Paer_____________
Name:	Jerry M. de St. Paer
Title:	Executive Vice President & Chief Financial Officer

[Put Option Agreement]